GOODWOOD FUND

SUB-ADVISORY AGREEMENT

November 11, 2025

SUB-ADVISORY AGREEMENT

DATED as of November 11, 2025,

BETWEEN:

GOODWOOD INC., a corporation incorporated under the laws of the Province of Ontario in its capacity as manager (the "**Manager**") of the Goodwood Fund (the "**Fund**"),

-and-

NOUR PRIVATE WEALTH INC., a corporation incorporated under the federal laws of Canada (the "**Sub-Adviser**").

WHEREAS:

A. the Fund was created under the laws of Ontario and is governed by the provisions of a declaration of trust first dated July 17, 1996, as amended and restated as of October 15, 2012, and as further amended from time to time. (the "**Trust Agreement**") between Computershare Trust Company of Canada, as trustee, and the Manager, as investment fund manager;

B. the Manager became manager of the Fund pursuant to a fund management agreement dated November 25, 1999, as amended and restated as of October 15, 2012, and as may be further amended from time to time (the "**Management Agreement**") between the Fund and the Manager;

C. the Management Agreement provides that the Manager has full authority and responsibility to direct the day-to-day undertaking, operations and affairs of the Fund, including management of the Fund's portfolio on a discretionary basis and distribution of the Units and that the Manager may delegate certain of these duties from time to time;

D. the Sub-Adviser provides portfolio advisory and distribution services; and

E. the Manager, as investment fund manager, wishes to appoint the Sub-Adviser to, among other things, advise the Fund with full discretionary investment authority and to provide services regarding the distribution of Units of the Fund, and the Sub-Adviser is prepared to render such services on and subject to the terms and conditions set out herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties agree to the terms set out below:

1. Interpretation

1.1 In this agreement and in any instrument supplemented hereto (the "**Agreement**"), unless there is something in the subject matter or context inconsistent therewith, any terms used herein which are defined in the Trust Agreement shall have the meanings ascribed thereto in the Trust Agreement. In addition:

(a) "**Applicable Securities Legislation**" includes, for the purposes of this Agreement, securities laws of each province and territory of Canada applicable to the Manager and the Sub-Adviser;

(b) "**Custodian**" means National Bank Financial Inc. (through its National Bank Independent Network division), or such other qualified custodian as may be appointed by the Manager from time to time;

(c) "**Investment Policies**" means the investment objectives, strategies, policies and investment restrictions of the Fund set forth in the Trust Agreement, the Offering Memorandum and Applicable Securities Legislation;

(d) "**Offering Memorandum**" has the meaning set out in Section 2.2.

1.2 The division of this Agreement into sections and the insertion of headings are for convenience of reference and shall not affect the interpretation hereof.

1.3 In calculating any period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date (either at the beginning or the end of the period) in calculating such period shall be excluded. If the reference date at the end of the period is a non-Business Day, the reference date shall be deemed to be the next Business Day.

1.4 Unless otherwise specified, all references herein to currency shall be references to currency of Canada.

1.5 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

2. Appointment and Duties of the Sub-Adviser as Investment Manager and Principal Distributor of Units

2.1 The Manager hereby appoints the Sub-Adviser to act as investment manager to the Fund on the terms and conditions set forth in this Agreement. The Sub-Adviser hereby accepts such appointment on the terms and conditions set forth in this Agreement.

2.2 The Sub-Adviser is hereby authorized and empowered to manage the investment portfolio of the Fund on a continuing basis, in accordance with the offering memorandum of the Fund under which Units of the Fund are offered, as approved by the Manager from time to time (as so approved, the "**Offering Memorandum**") and the investment objective and investment strategies described in the Offering Memorandum, subject always to the provisions of the Declaration of Trust, as amended from time to time. Without limiting its general powers but subject to the terms and conditions hereof, the Sub-Adviser is authorized and empowered to:

(a) furnish a continuous investment program for the Fund;

(b) invest, reinvest and manage the investments of the Fund;

(c) lend securities of the Fund;

(d) sell by private contract or at public auction and exchange, convey, transfer, or otherwise dispose of any property or securities held in the Fund;

(e) borrow cash and/or securities for and on behalf of the Fund and on the security of the Fund's assets and pledge the Fund's assets to secure such borrowings;

(f) select the market, dealer or broker and negotiate, where applicable, commissions or service charges in connection with portfolio transactions;

(g) execute all such documents (including all new account, margin and other agreements with brokers) and perform any and all other acts as may be in its judgment necessary or appropriate to the proper advantageous management of the investments of the Fund and, except as otherwise contemplated hereby, without obtaining prior approval or direction from the Manager, the Trustee or any of the Manager's or the Trustee's authorized agents;

(h) exercise all rights, powers, options, privileges, and other powers incidental to ownership of the securities in the Fund as may be exercised by any person owning such property or securities in their own right provided that timely notice has been given to the Sub-Adviser by the Manager, custodian, prime broker or any sub-custodian of the Fund's assets; and

(i) provided that the Sub-Adviser has been provided with the proxy materials, and further provided that timely notice has been given to the Sub-Adviser by the Manager, custodian, prime broker or any sub-custodian of the Fund's assets, determine whether and in what manner to vote, and execute or cause to be executed proxies respecting the voting of, securities held by the Fund at all meetings of holders of such securities.

2.3 The Sub-Adviser shall appoint Elie Nour as the principal advising representative responsible for discharging the investment advisory services of the Sub-Adviser to the Manager hereunder.

2.4 The Sub-Adviser acknowledges that Peter Puccetti is a director of, and may hold other titles from time to time in, COSCEINS Biopharma Inc. ("**COSCIENS**"). The Sub-Adviser agrees that it shall not, in its capacity as investment manager of the Fund, buy or sell any securities of COSCIENS, or make any public comments regarding COSCIENS, without consulting with Peter Puccetti.

2.5 The Sub-Adviser shall not, at any time, be in physical possession of any Trust Property.

2.6 The Sub-Adviser shall assist the Manager in directing the Custodian to:

(a) make the necessary payment out of the Trust Property for the purchase or acquisition of investments of the kind permitted by the Investment Policies; and

(b) deliver any shares, securities and other investments held as Trust Property for sale or exchange, or on maturity

unless, until and to the extent that the Sub-Adviser is given specific authority to give such instructions directly to the Custodian in connection with the investment powers granted pursuant to this Agreement.

2.7 Furthermore, the Sub-Adviser shall participate in the marketing and distribution of Units. In this regard, the Sub-Adviser shall be primarily responsible for ensuring that all marketing is done in compliance with applicable law and industry standards and that the distribution of Units is done pursuant to prospectus and registration exemptions under applicable securities law. Where Units are sold through intermediaries, the Sub-Adviser shall make commercially reasonable enquiries to ensure that such intermediaries are licensed or registered where required by law and such licensed or registered intermediaries shall have sole responsibility for discharging know-your-client and suitability obligations under securities law and regulation. In the event that a prospective investor approaches the Fund directly, or where an intermediary involved in the potential investment is not

registered, the Sub-Adviser shall, where required by law, collect such information from the prospective investor and obtain such necessary representations as will enable the Sub-Adviser to reasonably determine that an investment in the Fund is suitable for such investor.

2.8 At all times, the Sub-Adviser shall keep proper books of account and records relating to the services performed hereunder. The Sub-Adviser shall preserve such records for such periods as may be prescribed by Applicable Securities Legislation. During such period, the Sub-Adviser shall furnish to the Manager, upon request, as promptly as reasonably practicable, access to and copies of such books and records as may be reasonably requested by the Manager (including making such books and records available for inspection by representatives of the Manager during ordinary business hours upon not less than three Business Days' prior written notice).

2.9 The Sub-Adviser shall, as it relates to its investment manager and distribution obligations hereunder in respect of the Fund, have full responsibility for compliance with applicable legislation (which shall include any regulations, orders, policies, rules or administrative practices of any federal or provincial regulatory authority) designed to prevent money laundering and terrorist financing as well as anti-bribery legislation and legislation relating to economic sanctions. The Manager acknowledges and agrees that any information collected by the Sub-Adviser for these purposes may be provided to the Financial Transactions and Report Analysis Centre of Canada or other authority charged with overseeing such legislation. The Sub-Adviser and the Manager shall also fully cooperate for purposes of meeting applicable obligations under Part XVIII [*FATCA*] and Part XIX [*Common Reporting Standard*] of the *Income Tax Act* (Canada) respecting the collection and reporting, where required, of information regarding the tax residency of Unitholders of the Fund.

2.10 The Sub-Adviser covenants that:

(a) it will devote, during the term of this Agreement, such time to the conduct of the business of the Sub-Adviser as is necessary to provide portfolio management services of the nature contemplated by this Agreement;

(b) it will maintain all governmental and regulatory licenses, registrations and approvals required by law as may be necessary to continue to perform its obligations under this Agreement; and

(c) it will comply with such securities and other laws, regulations and policy statements as are applicable to the Sub-Adviser and the performance of its obligations hereunder.

2.11 Nothing in this Agreement shall oblige the Sub-Adviser to carry out any tax reporting on behalf of the Manager for the purposes of complying with the requirements of the *Income Tax Act* (Canada) or similar legislation.

2.12 The Manager and the Sub-Adviser shall cooperate fully with respect to the disclosure in the Offering Memorandum and all promotional and marketing material regarding the Fund, and no such material may be distributed without the consent of both parties. Any such consent shall, unless otherwise explicitly provided, be deemed to include consent to the use of the corporate name and trade names of the other party.

2.13 The Sub-Adviser acknowledges that the Manager has an obligation under Applicable Securities Legislation to supervise the services provided by the Sub-Adviser to the Fund and shall use its commercially reasonable efforts to comply with all reasonable requests of the Manager in that

regard, including access to the Sub-Adviser's premises (subject to client confidentiality and privacy laws).

2.14 The Sub-Adviser shall not delegate its responsibilities under this Agreement.

3. Standard of Care and Conflicts of Interest

3.1 In performing its duties hereunder, the Sub-Adviser shall exercise its powers and discharge its duties honestly, in good faith and in the best interests of the Fund and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in the circumstances (the "**Standard of Care**").

3.2 The Sub-Adviser shall not be held liable for any losses caused by the actions or any inaction of third parties including agents of the Manager, or any broker or dealer used by the Sub-Adviser to effect transactions for the Fund, provided that the Sub-Adviser acted within the Standard of Care in selecting the broker or dealer to place trades for the Fund.

3.3 The Manager acknowledges that the investment management, investment advisor and related services provided by the Sub-Adviser are not exclusive to the Fund or to the Manager. Nothing in this Agreement shall in any way restrict or be deemed to restrict the Sub-Adviser from operating its business or the right of the Sub-Adviser to perform investment management or other services for any other person or entity, and the operation of such business and the performance of such services for others shall not violate or give rise or be deemed to violate or give rise to any duty or obligation to the Fund or the Manager.

3.4 The Sub-Adviser shall maintain and adhere to its policies and procedures respecting conflicts of interest in compliance with the CIRO Investment Dealer and Partially Consolidated (IDPC) rules, including Rule 3280 (Conflicts of Interest), and shall provide copies of same to the Manager upon request from time to time, and shall use commercially reasonable efforts to resolve all conflicts with the Manager and the Fund in the best interest of the Fund (subject to such policies and procedures that address conflicts of interest between clients of the Sub-Adviser).

3.5 The Sub-Adviser agrees that it shall not make any investments referred to in Section 7.2

4. Remuneration

4.1 Unless and to the extent otherwise mutually agreed to in writing by the Manager and the Sub-Adviser from time to time, no fees shall be payable by the Fund or the Manager in consideration of and in compensation for the performance of the Sub-Adviser's services under this Agreement.

4.2 The Manager shall cause the Fund to promptly reimburse the Sub-Adviser for any expenses payable by the Fund in accordance with the Trust Agreement but paid by the Sub-Adviser on behalf of the Fund.

5. Representations and Warranties

5.1 The Manager hereby represents, warrants and covenants to the Sub-Adviser that:

(a) the Manager is duly authorized and empowered to execute, deliver and perform this Agreement and that such action does not conflict with or violate any provision of law, regulation, policy, contract, deed of trust or other instrument to which it is a party or by

which it is bound, and that this Agreement constitutes a valid and binding obligation of it enforceable in accordance with its terms, subject to appropriate limitations relating to bankruptcy, insolvency and enforcement of equitable remedies;

(b) the Manager is registered as an Investment Dealer and as an Investment Fund Manager under Applicable Securities Legislation in each province where such registration is required for the Manager to carry on its business, and is permitted under the rules of the Canadian Investment Regulatory Organization and Applicable Securities Legislation to provide the services in contemplated by this Agreement;

(c) the Manager directly or through its personnel, has obtained, completed, executed, filed, received and passed, each as the case may be, all registrations, filings, approvals, authorizations, consents and/or examinations required under any applicable law, regulation or policy or by any regulatory authority by reason of its activities contemplated under this Agreement, and it shall endeavour to maintain such registrations, filings, authorizations and consents;

(d) if the Manager becomes the subject of any proceedings that could reasonably result in suspension, revocation or termination of such registrations, the Manager shall promptly notify the Sub-Adviser of such proceedings;

(e) the Investment Policies do, and shall continue to, comply with Applicable Securities Laws;

(f) the Manager shall at all times comply with Applicable Securities Legislation and other laws, regulations and policy statements as are applicable to its business and the Fund;

(g) there are no pending actions, suits, proceedings or investigations before or by any court to which the Manager is a party or to which the Manager or the Fund's assets are subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Manager or which might reasonably be expected to impair the Manager's or the Sub-Adviser's ability to discharge its obligations hereunder; and

(h) the Manager shall immediately notify the Sub-Adviser if any of the above clauses (a) to (g) cease to be true or if any other event occurs that prevent it from performing its duties and obligations under this Agreement.

5.2 The Sub-Adviser hereby represents, warrants and covenants to the Manager that:

(a) it is duly authorized and empowered to execute, deliver and perform this Agreement and that such action does not conflict with or violate any provision of law, regulation, policy, contract, deed of trust or other instrument to which it is a party or by which it is bound, and that this Agreement constitutes a valid and binding obligation of it enforceable in accordance with its terms, subject to appropriate limitations relating to bankruptcy, insolvency and enforcement of equitable remedies;

(b) the Sub-Adviser is registered as an Investment Dealer and Mutual Fund Dealer under Applicable Securities Legislation in each province where such registration is required for the Sub-Adviser to carry on its business;

(c) the Sub-Adviser, directly or through its personnel, has obtained, completed, executed, filed, received and passed, each as the case may be, all registrations, filings, approvals, authorizations, consents and/or examinations required under any applicable law, regulation or policy or by any regulatory authority by reason of its activities as Sub-Adviser to the Manager, and it shall endeavour to maintain such registrations, filings, authorizations and consents;

(d) if the Sub-Adviser becomes the subject of any proceedings that could reasonably result in suspension, revocation or termination of such registrations, the Sub-Adviser shall promptly notify the Manager of such proceedings;

(e) the Sub-Adviser shall at all times comply with Applicable Securities Legislation and other laws, regulations and policy statements as are applicable to its business and the services provided hereunder; specifically, without limitation:

(i) the Sub-Adviser covenants that it shall not trade for its own account, or knowingly permit or arrange for any of its associates or affiliates to trade, in reliance upon information relating to trades made or to be made for the Fund; and

(ii) the Sub-Adviser covenants that it shall not cause the Fund (A) to purchase or sell a security or derivative of a security of an issuer from or to the account of the Sub-Adviser or the principal advising representative appointed pursuant to Section 2.3 or an associate of either, (B) purchase or sell a security or derivative of a security of an issuer from or to any other investment fund for which Sub-Adviser acts as an adviser, or (C) provide a guarantee or loan to the Sub-Adviser or an associate of the Sub-Adviser;

(f) there are no pending actions, suits, proceedings or investigations before or by any court to which the Sub-Adviser is a party or to which the Sub-Adviser or its clients' assets are subject, which might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of the Sub-Adviser or which might reasonably be expected to impair the Sub-Adviser's ability to discharge its obligations hereunder; and

(g) the Sub-Adviser shall immediately notify the Manager if any of the above clauses (a) to (f) cease to be true or if any other event occurs which could be reasonably expected to disqualify the Sub-Adviser from providing portfolio management services as contemplated in this Agreement pursuant to any applicable laws, regulations, policies and other requirements of securities regulatory authorities in Canada or to otherwise disqualify or prevent it from performing its duties and obligations under this Agreement.

6. Confidentiality, Use of Information and Privacy

6.1 Each party hereto shall treat as confidential all non-public information pertaining to the Manager and the Fund on the one hand or the Sub-Adviser on the other hand, as applicable (collectively, the "**Information**"), and shall not disclose such Information except:

(a) with the other party's prior written consent; or

(b) as may be necessary to comply with a valid subpoena or similar legal process, applicable law, regulation, or regulatory authority, provided that the disclosing party shall, where

practical and not prohibited by such process, promptly notify the other party of such disclosure; or

(c) where such Information has already become available to the public other than as a result of disclosure by such party; or

(d) where such Information becomes available to the party on a non-confidential basis through a third party, if the disclosing third party was not known by the party to this Agreement to be subject to an obligation to keep such Information confidential.

6.2 Except as required by law or as agreed to in writing by the parties, the parties hereto:

(a) will not disclose or reveal the Information to any Person other than their Affiliates, Associates, employees, agents and advisors who have a "need to know" in order to fulfil their obligations and responsibilities in connection with the portfolio management services provided by the Sub-Adviser and who agree to maintain the Information confidential;

(b) will not use the Information for any purpose other than in connection with the provision of portfolio management services to the Fund in accordance with this Agreement; and

(c) will maintain in strict confidence the Information, using efforts not less than the efforts used to maintain and protect their own confidential information.

6.3 Neither party shall disclose to the other party any material non-public information respecting any reporting issuer in which the Fund may be or become invested.

6.4 The Sub-Adviser acknowledges that the information it will receive from the Manager may contain information about identifiable individuals ("**Personal Information**"). The Sub-Adviser agrees that it shall use any and all Personal Information provided to it by the Manager only to fulfil its obligations under this Agreement and for no other purpose, and in any event in accordance with the requirements of applicable legislation in respect of the protection of personal information. The Sub-Adviser warrants that it has implemented and will maintain a comprehensive data security program that includes administrative, technical, and physical safeguards that are appropriate to the size, complexity, and nature of its activities, and also contemplates the sensitivity of the Personal Information at issue. In the event of an unauthorized release of Personal Information, or similar breach in the Sub-Adviser's data security, the Sub-Adviser shall immediately inform the Manager of such breach, including the extent of the Personal Information that may have been released or accessed, and how the breach occurred (if known).

7. Indemnities

7.1 Each party (the "**Indemnifying Party**") shall reimburse, indemnify and hold harmless the other party (the "**Indemnified Party**"), its officers, directors, employees, advisory board members and controlling Persons individually for and from any and all expenses, losses, damages, liabilities, demands, charges and claims where such expenses, losses, damages, liabilities, demands, charges or claims are attributable to acts or omissions of the Indemnifying Party done or suffered as a result of a failure to perform its duties in accordance with this Agreement, including the Standard of Care set forth herein, as applicable, or a failure to comply with Applicable Securities Laws, except if such breach or failure is caused by the Indemnified Party. Each party shall maintain reasonable professional liability insurance. An Indemnified Party shall promptly send to the other party as

soon as possible all claims, demands, summons, writs and related documents which it receives from third parties in respect of which it may be entitled to be indemnified under this Agreement.

7.2 In addition to the general duty to indemnify set forth above, the Sub-Adviser shall indemnify, defend, and hold the Manager, its Affiliates, directors, officers, and employees harmless for and from any and all losses, claims, damages, liabilities, and related expenses, including reasonable legal fees, incurred or asserted by any third-party (including the Fund) related in any way to the Sub-Adviser's investment in:

(a) any security if the issuer of the security is the Sub-Adviser or an Affiliate or Associate of the Sub-Adviser;

(b) any security if any director or officer of the Sub-Adviser or any of its Affiliates is also a director or officer of the issuer of such security; or

(c) any security if the Sub-Adviser or any of its Affiliates is the beneficial owner of 20% or more of the voting securities of the issuer of such security.

7.3 Notwithstanding any provision of this Agreement to the contrary, the Sub-Adviser's aggregate liability to the Manager, its affiliates and/or any other person, including the Fund, whether in contract, tort, breach of statutory duty, or otherwise, arising out of or in connection with this Agreement shall not exceed an amount equal to the aggregate fees, if any, actually paid to the Sub-Adviser under and pursuant to this Agreement as of the date the liability arises and in no event shall the Sub-Adviser be liable for any indirect, consequential, incidental, special, punitive, or exemplary damages (including, without limitation, loss of profits, loss of business, or loss of data), even if advised of the possibility of such damages. Nothing in this Section shall limit or exclude the Sub-Adviser's liability to the Fund or the Manager for (i) its negligence or fraud; (ii) a breach of the Standard of Care, including breach of applicable law, or (ii) any other liability which cannot lawfully be limited or excluded under applicable law.

8. Term and Termination

8.1 This Agreement shall commence effective the date first written above and continue in effect unless terminated upon the occurrence of any of the events contemplated in Section 8.2.

8.2 This Agreement shall terminate with effect on the date of occurrence of any of the following events:

(a) termination of the Fund;

(b) termination of the Management Agreement, which shall not occur during the term of this Agreement without the prior written consent of the Sub-Adviser;

(c) 90 days following either the termination of Elie Nour as principal advising representative responsible for discharging the investment advisory services of the Sub-Adviser to the Manager hereunder, unless the Manager approves the appointment of another individual having principal authority for discharging the investment advisory services of the Sub-Adviser to the Manager hereunder (in which case Section 2.3 and this clause 8.2 (c) shall be deemed to be amended accordingly);

(d) the Sub-Adviser becomes Insolvent;

(e) the Sub-Adviser ceases to be qualified under Applicable Securities Legislation to act as portfolio manager to the Fund;

(f) the Sub-Adviser otherwise materially defaults in performance of its obligations pursuant to this Agreement and any such default is not rectified by the Sub-Adviser within ten Business Days (or such longer period as the Manager may in its discretion permit) of receipt by it of a written notice from the Manager of such default;

(g) on the 180th day (or such earlier day as the other party may accept) after either party has given written notice to the other of its intention to terminate this Agreement; or

(h) on the date that the Sub-Adviser elects to terminate this Agreement by way of written notice to the Manager on not less than 60 days notice.

8.3 The following shall apply in the event of a termination of this Agreement:

(a) Termination by the Manager in accordance with Section 8.2 shall be without payment of any penalties and shall be without prejudice to the completion of transactions initiated prior to such termination and such transactions being completed according to their terms.

(b) In the event of termination, the Sub-Adviser shall not be entitled to any further fees or reimbursement of expenses except those which have occurred or been incurred up to the date of such termination and are owing hereunder, and in respect of which shall be settled within 15 days following the date of termination.

(c) Upon termination, the Sub-Adviser shall forthwith deliver to the Manager all records of or related to the Manager or the Fund in its custody maintained or preserved by the Sub-Adviser, which shall be complete and up to date.

(d) Upon receipt of, or delivery of, a notice of termination, the Sub-Adviser shall reasonably cooperate with the Manager in transitioning the portfolio management of the Fund to the Manager or a successor sub-adviser.

(e) The exercise by a party of its right to terminate this Agreement pursuant to this Agreement shall be without prejudice to any other rights or remedies otherwise available to such party in respect of the circumstances giving rise to such termination right.

8.4 The provisions of Sections 6, 7 and 8.3 hereof shall survive the termination of this Agreement and shall continue in full force and effect; except Section 6 shall expire two years from the date of termination.

9. No Partnership

9.1 The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor, shall not be deemed to be an agent, partner or joint-venturer of the Manager or the Fund and shall, except as expressly herein provided, have no authority (in its capacity as Sub-Adviser) to act for or to represent the Fund.

10. Notice

10.1 Unless otherwise specified in this Agreement, all notices or other communications required to be given under or contemplated by any provision of this Agreement shall be given in writing and shall be delivered by hand or sent by pre-paid registered mail, overnight courier, e-mail to the applicable address specified below. Any such notice or other communication shall be deemed to have been received by the party to which it is addressed: (a) if delivered, when delivered; (b) if sent by pre-paid registered mail, within three (3) Business Days after it was mailed; (c) if sent by overnight courier, on the next Business Day following the day it was couriered; or (d) if sent by e-mail, on the same Business Day if sent prior to 5 p.m. EST on a Business Day or on the following Business Day if sent after 5 p.m. EST on a Business Day or if not sent on a Business Day. An address may be changed from time to time by a party hereto delivering to the other party a notice of such change served in the manner above-mentioned.

10.2 The Manager or the Sub-Adviser, as the case may be, shall send to the other party as soon as possible all claims, demands, summons, writs and related documents which it receives from third parties in respect of which it is seeking to exercise its right of indemnification under Section 7 and shall give such assistance as the other party may reasonably require in defending or resisting or settling the same.

If to the Manager:

Goodwood Inc.

132 Trafalgar Rd
Oakville, Ontario L6J 3G5
Email: ksherkey@goodwoodfunds.com

Attention: Katie Sherkey

If to the Sub-Adviser:

Nour Private Wealth Inc.

2845 Bristol Circle
Oakville, Ontario L6H 6X5
Email: ichapkis@npw.ca and ceo@npw.ca

Attention: Igor Chapkis and Elie Nour

11. Miscellaneous

11.1 Intentionally deleted.

11.2 No party shall be or be deemed in default of this Agreement to the extent that any delay or failure in performance of its obligations results from any cause beyond its reasonable control, including, but not limited to, acts of nature, acts of civil or military authority or unrest, national emergencies, embargoes, acts of terrorism, epidemics, fires, explosions, power outages, strikes or other work stoppages, or failure of the mail, transportation or third party communications facilities or power supplies. This clause shall not excuse any of the parties to the Agreement from any liability which results from the failure to utilize reasonable disaster recovery and safeguarding plans adequate for

the protection of all data for which each of the parties to the Agreement are responsible for maintaining under the Agreement.

11.3 The parties shall, upon the request of each other, do such acts and execute such documents as the other may reasonably request be done or executed in order to better evidence or perfect any provision hereof or in order to give full effect to any provisions hereof.

11.4 The invalidity of any provision of this Agreement shall not affect the validity of any other provision hereof.

11.5 The provisions hereof shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, provided that neither party may assign its obligations hereunder without the prior written consent of the other.

11.6 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations and warranties of any kind not contained herein. This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

11.7 This Agreement may be executed in counterparts, in person ("wet ink") or using electronic signature, .pdf attached to an email or other electronic means, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. A party's intentional action in electronically signing this Agreement shall be (i) evidence of that party's consent to be legally bound by this Agreement, including any schedules hereto, for purposes of all notices and consents that may be required under applicable law, and (ii) confirmation that such party's electronic execution and delivery of this Agreement does not contravene, breach or conflict with its constating documents or any law or regulation by which it is bound. Neither party shall contest the admissibility, enforceability or validity of such electronically signed copy of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

NOUR PRIVATE WEALTH INC.

Per: E-SIGNED by Elie Nour on 11/14/2025

Name: Elie Nour

Title: Chief Executive Officer

GOODWOOD INC. as Manager of the Fund

Per: ______________________

Name: Peter Puccetti

Title: Chairman, Chief Investment Officer